Exhibit 22.1

GUARANTEED SECURITIES

Set forth below are registered securities issued by Tyco Electronics Group S.A. (“TEGSA”) and guaranteed by TEGSA’s parent, TE Connectivity Switzerland Ltd., and its parent, TE Connectivity plc, as of December 27, 2024.

Description of securities
0.00% euro-denominated senior notes due 2025
4.50% senior notes due 2026
3.70% senior notes due 2026
3.125% senior notes due 2027
0.00% euro-denominated senior notes due 2029
4.625% senior notes due 2030
2.50% senior notes due 2032
7.125% senior notes due 2037